EXHIBIT 99.8

Consent of Goldman, Sachs & Co.

February 11, 2004

Board of Directors

FreeMarkets, Inc.

210 Sixth Avenue

Pittsburgh, PA 15222

Re:	Initially Filed Registration Statement on Form S-4 of Ariba, Inc.

Gentlemen:

Reference is made to our opinion letter, dated January 23, 2004, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share, of FreeMarkets, Inc. (the “Company”) of the Consideration (as defined therein) to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of January 23, 2004, among Ariba, Inc. (“Ariba”), Fleet Merger Corporation, a wholly owned subsidiary of Ariba, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary — Opinions of Financial Advisors,” “The Merger — Background of the Merger,” “The Merger — Reasons for the Merger; Recommendations of Boards of Directors” and “The Merger — Opinions of Financial Advisors” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)